Exhibit 99.1

Mersana Therapeutics Announces Third Quarter 2018 Financial Results and Provides Business Updates

XMT-1536 Phase 1 Dose Escalation Ongoing with Data Expected in the First Half of 2019

XMT-1522 Phase 1 Dose Escalation Enrollment Resumed

Mersana to Present New Data on Dolasynthen and Alkymer Platforms at AACR-NCI-EORTC International Symposium on Molecular Targets and Cancer Therapeutics

Well-Funded Through Key Clinical and Preclinical Milestones

CAMBRIDGE, Mass., November 13, 2018 — Mersana Therapeutics, Inc. (NASDAQ:MRSN), a clinical-stage biopharmaceutical company focused on discovering and developing a pipeline of antibody drug conjugates (ADCs) based on its Dolaflexin® and other proprietary platforms, today reported financial results and a business update for the third quarter ended September 30, 2018.

“We continue to make significant strides towards building a leadership position in ADCs.  In the third quarter, we progressed our Phase 1 dose escalation trial of XMT-1536 for solid tumors expressing NaPi2b and resumed enrollment on our new protocol for the Phase 1 dose escalation trial of XMT-1522 for HER2-expressing cancers,” said Anna Protopapas, President and CEO of Mersana Therapeutics. “In addition to advancing our two clinical programs, we have developed innovative new platforms that are enabling us to greatly expand the reach of our therapeutics and the productivity of our discovery engine.”

Recent Highlights and Updates

Clinical Programs

•                  Continued evaluation of once every four week schedule in the Phase 1 dose escalation study of XMT-1536 for the treatment of NaPi2b-expressing.  XMT-1536 is a first-in-class Dolaflexin ADC targeting NaPi2b, which is broadly expressed in epithelial ovarian cancer and non-squamous non-small cell lung cancer.  XMT-1536 has previously been studied on a once every three week schedule and this quarter we initiated evaluation of a once every four week dosing regimen.  This dosing regimen has thus far been well tolerated and, based on the results of this cohort, the company has advanced the study to the next higher dosing level.   A phase 2 recommended dose on XMT-1536 is expected in the first half of 2019.  Additional data may be shared before selection of a phase 2 dose as it matures and informs our expansion and phase 2 plans.

•                  Resumed enrollment of Phase 1 dose escalation study of XMT-1522 for the treatment of HER2-expressing cancers. As reported on September 17, 2018, the U.S. Food and Drug Administration (FDA) lifted the partial clinical hold on the Phase 1 study of XMT-1522 and the trial has resumed enrollment. The company expects to select a phase 2 dose in mid2019.

•                  Presented preclinical data on XMT-1536, a NaPi2b-targeting ADC, at the International Association for the Study of Lung Cancer 19th World Conference on Lung Cancer (IASLC WCLC 2018). In a poster titled “MERS67 is a Novel anti-NaPi2b Antibody and Demonstrates Differential Expression Patterns in Lung Cancer Histologic Subtypes,” Mersana demonstrated that proprietary immunohistochemistry reagent MERS67 has the ability to quantify NaPi2b expression in lung adenocarcinoma (ACA). These data indicate potential uses of MERS67 in characterizing and selecting patients for the XMT1536 clinical trial.

Discovery & Platform Progress

•                  Substantially advanced research on new ADC platforms. The Company intends to present data on two new platforms at the EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium from November 13-16, 2018, in Dublin, Ireland.

•                  The first abstract, titled “Discovery of the novel, homogeneous payload platform Dolasynthen for Antibody-Drug Conjugates” characterizes Dolasynthen, a next-generation platform allowing for drug homogeneity and precise control of Drug-to- Antibody ratio.

•                  The second abstract, titled “Indole-Biaryl Pyrrolobenzodiazepines (I-BiPs): A potent and well-tolerated class of DNA mono-alkylating payload for antibody-drug conjugates (ADCs)” characterizes Alkymer, a DNA damaging platform demonstrating superiority in both efficacy and tolerability to existing DNA damaging platforms.

•                  Performed additional preclinical studies demonstrating the potential of XMT-1522 in NSCLC. The Company intends to present preclinical data on XMT-1522 at the EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium. The abstract, titled “Target Expression/Efficacy Relationship of XMT-1522, a HER2-targeting Antibody Drug Conjugate (ADC), in an Unselected Series of Non-small Cell Lung Cancer (NSCLC) Primary Human Carcinoma Xenografts” demonstrates deep and durable responses with XMT-1522 treatment across a broad range of patient derived NSCLC xenografts.

Upcoming Events

•                  The Company will give a corporate presentation at the Credit Suisse Healthcare Conference on November 14, 2018, in Scottsdale, AZ.

•                  The Company is participating in the 9th Annual World ADC meeting from November 12-15, 2018, in San Diego, CA.  Tim Lowinger, the company’s Chief Scientific Officer, will be chairing the meeting.

•                  The Company will present three data abstracts at the EORTC-NCI-AACR Molecular Targets and Cancer Therapeutics Symposium from November 13-16, 2018, in Dublin, Ireland.

Financial Results

•                  Cash, cash equivalents and marketable securities as of September 30, 2018, were $86.1 million, compared to $125.2 million as of December 31, 2017. The company expects that its cash, cash equivalents and marketable securities will enable it to fund its operating plan into 2020.

•                  Collaboration revenue for the third quarter 2018 was approximately $2.2 million, compared to $6.3 million for the same period in 2017, driven primarily by a reduction of clinical costs in the quarter required to support Takeda collaboration activities and a change in timelines required to achieve a phase 2 dose.

•                  Research and development expenses for the third quarter 2018 were approximately $15.2 million, compared to $11.4 million for the same period in 2017, driven primarily by an increase in clinical and in regulatory expenses due to the progress of our lead programs and manufacturing costs to support future clinical development.

•                  General and administrative expenses for the third quarter 2018 were approximately $4.4 million, compared to $2.9 million for the same period in 2017, driven primarily by increased employee-related expenses due to increase in personnel costs and increased professional fees.

•                  Net loss for the third quarter 2018 was $17.1 million, or $0.75 per share, compared to a net loss of $7.7 million, or $0.35 per share, for the same period in 2017.  Weighted average common shares outstanding for the quarter ended September 30, 2018 were 23,152,019 and 22,242,129 for the quarter ended September 30, 2017.

Conference Call

Mersana Therapeutics will host a conference call and webcast at 8:00 am ET on November 13 to report financial results for the third quarter 2018 and provide certain business updates. To access the call, please dial 877-303-9226 (domestic) or 409-981-0870 (international) and provide the Conference ID 8060459. A live webcast of the presentation will be available on the Investors & Media section of the Mersana website at www.mersana.com

About Dolaflexin

The Dolaflexin platform is designed to increase the efficacy, safety, and tolerability of ADCs by overcomin key limitations of existing technologies.  Dolaflexin consists of Fleximer, a biodegradable, highly biocompatible, water soluble polymer, to which are attached multiple molecules of Mersana’s proprietary auristatin drug payload using a linker specifically optimized for use with Mersana’s polymer. The high water-solubility of the Fleximer polymer compensates for the low solubility of the payload, surrounding the payload and protecting it from aggregation and maintaining stability in circulation. Multiple molecules of this Dolaflexin polymer-drug conjugate can then be attached to an antibody of choice, which significantly increases the payload capacity of the resulting ADC. This approach differs from most other ADC technologies that conjugate the payload directly to the antibody. Using its Dolaflexin platform, Mersana has been able to generate ADCs with a very high Drug-to-Antibody Ratio (DAR), between 10 to 15, while maintaining desirable pharmacokinetics and drug-like properties. This represents a three to four-fold increase in DAR relative to traditional ADC approaches. The Dolaflexin platform also incorporates the DolaLock technology, an engineered controlled bystander effect. Auristatin F hydroxypropyl amide (AF-HPA), the initial auristatin drug release product, is freely cell permeable and has bystander-killing capabilities. Intra-tumor metabolism then facilitates the conversion of AF-HPA to auristatin F (AF), which is non-cell permeable, highly potent, and “locked” into the tumor. This enhancement improves both the efficacy and tolerability of Mersana’s ADC candidates.

About XMT-1522

XMT-1522 is a Dolaflexin ADC targeting HER2-expressing tumors. XMT-1522 contains a proprietary HER2 antibody which is conjugated with Mersana’s Dolaflexin platform — a Fleximer polymer linked with a proprietary auristatin payload. XMT-1522 provides a drug load of approximately 12 molecules per antibody, specifically designed to improve potency while simultaneously increasing tolerability. XMT-1522 has the potential to extend HER2-targeted therapy beyond the current “HER2-positive” populations into patients with lower levels of HER2 expression. XMT-1522 is in Phase 1 clinical trials in patients with advanced tumors expressing HER2, including breast cancer, non-small-cell-lung cancer (NSCLC) and gastric cancer patients.  More information on the ongoing Phase 1 clinical trial can be found at clinicaltrials.gov.

About XMT-1536

XMT-1536 is a Dolaflexin ADC targeting the sodium-dependent phosphate transport protein (NaPi2b) and is comprised of an average of 10-15 DolaLock payload molecules conjugated to XMT-1535, a proprietary humanized anti-NaPi2b antibody. NaPi2b is an antigen highly expressed in the majority of non-squamous NSCLC and epithelial ovarian cancer. XMT-1536 is in Phase 1 clinical trials in patients with tumors expressing NaPi2b, including ovarian cancer, non-small cell lung cancer (NSCLC) and other cancers.  More information on the ongoing Phase 1 clinical trial can be found at clinicaltrials.gov.

About Mersana Therapeutics

Mersana Therapeutics is a clinical-stage biopharmaceutical company using its differentiated and proprietary ADC platforms to develop highly targeted drugs with increased tolerability and expanded opportunities to deliver meaningful clinical benefit to patients.  Mersana’s product candidate XMT-1522 is in Phase 1 clinical trials in patients with advanced tumors expressing HER2, including breast cancer, non-small cell lung cancer (NSCLC) and gastric cancer patients. The Company’s second product candidate, XMT-1536, is in Phase 1 clinical trials in patients with tumors expressing NaPi2b, including ovarian cancer, NSCLC and other cancers. In addition, multiple partners are using Mersana’s platform to advance their ADC pipelines.

Forward-Looking Statements

This press release contains “forward-looking” statements within the meaning of federal securities laws.  These are not statements of historical facts and are based on management’s beliefs and assumptions and on information currently available.  They are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risk that our clinical trials will not be completed on schedule, if at all, and the risk that our early encouraging preclinical results for XMT-1522 and XMT-1536 are not necessarily predictive of the results of our ongoing or future discovery programs or clinical studies. These risks are discussed in the Company’s filings with the U.S. Securities and Exchange Commission (SEC) including, without limitation, the Company’s Annual Report on Form 10-K filed on March 28, 2018 and subsequent SEC filings. Except as required by law, the Company assumes no obligation to update these forward-looking statements publicly, even if new information becomes available in the future.

Mersana Therapeutics, Inc.

Selected Condensed Consolidated Balance Sheet Data

(in thousands)

(unaudited)

	September 30, 2018	December 31, 2017

Cash, cash equivalents and marketable securities	$86,059	$125,216
Working capital (1)	58,609	85,662
Total Assets	94,378	130,715
Total stockholders’ equity	29,854	69,994

(1) The Company defines working capital as current assets less current liabilities.  See the Company’s condensed consolidated financial statements for further detail regarding its current assets and current liabilities.

Mersana Therapeutics, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share data)

(unaudited)

	Three months ended		Nine months ended
	September 30,	September 30,	September 30,	September 30,
	2018	2017	2018	2017

Collaboration revenue	$2,151	$6,267	$9,405	$14,284
Operating expenses:
Research and development	15,180	11,412	40,098	32,145
General and administrative	4,380	2,905	12,181	7,406
Total operating expenses	19,560	14,317	52,279	39,551
Other income	340	318	1,049	527
Net income (loss)	$(17,069)	$(7,732)	$(41,825)	$(24,740)
Net income (loss) per share attributable to common stockholders — basic and diluted	$(0.75)	$(0.35)	$(1.82)	$(2.94)
Weighted-average number of common shares used in net loss per share attributable to common stockholders — basic and diluted	23,152,019	22,242,129	22,979,516	8,407,541

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Media Contact

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617-680-1088

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